Exhibit 10.1

	2012 Bonus Awards

Name and Title	Possible Percentage	Goal Percentage Achieved	Bonus Percentage Achieved	2012 Salary	Total Bonus Awarded
Charles J. Link, Jr., M.D.	55%	100%	55%	$515,000	$283,250
Chairman of the Board and Chief Executive and Scientific Officer
Nicholas N. Vahanian, M.D.	45%	100%	45%	$400,000	$180,000
President and Chief Medical Officer
Gordon H. Link, Jr.	35%	85%	30%	$278,000	$83,400
Chief Financial Officer (1)
W. Jay Ramsey, M.D., Ph.D.	30%	90%	27%	$272,900	$73,683
Quality Assurance Officer (2)
	*Bonuses listed as percentage of 2012 Base Salary

(1) Mr. Gordon Link's individual performance goals for 2012 included individual goals with respect to the Company's financing activities, which was given a weight of 20%, target Company product sales in specified circumstances, which was given a weight of 20%, development of the Company's stockholder base, which was given a weight of 20%, and specific targets with respect to SEC reporting, which was given a weight of 40%. The percentage achieved reflects that the Board, upon recommendation of the Compensation Committee, determined that Mr. Link (1) had completely met the performance goals relating to SEC reporting and financing activities, (2) had partially met the specific goal relating to development of the Company's stockholder base, but had achieved comparable performance relating to development of the stockholder base and therefore should be given full credit for this goal and (3) had not met the goal relating to Company product sales due to a re-prioritization of efforts given to Mr. Link by the Company and therefore he should be given credit for one-quarter achievement for this goal (5% of the 20% performance weighting associated with this goal). The overall adjustment of Mr. Gordon Link's total bonus approved by the Board was from 70% to 85% of his target bonus amount.

(2) Dr. Ramsey's performance goals for 2012 included completion of validation assays for a specific product candidate, which was given a weight of 50%, completion of major requirements with respect to specified regulatory filings, which was given a weight of 20%, submission of a new investigational new drug application for a potential Company product candidate, which was given a weight of 20%, and accomplishment of specified actions with respect to the regulatory process for a potential Company product candidate, which was given a weight of 10%. The percentage achieved reflects the Board, upon recommendation of the Compensation Committee, determined that Dr. Ramsey (1) had partially met his performance goals relating to completion of validation assays and submission of an investigational new drug application, (2) should be given full credit for meeting the specific goal relating to completion of major requirements with respect to specified regulatory filings due to his achieving unanticipated positive results in different Company regulatory filing matter and (3) had not met the goal relating to accomplishment of specified actions with respect to the regulatory process for a potential Company product candidate due to matters outside his control and therefore he should be given credit for three-quarters completion of this goal based on his progress demonstrated (7.5% of the 10% performance weighting associated with this goal). The overall adjustment of Dr. Ramsey's total bonus approved by the Board was from 85% to 90% of his target bonus amount.